UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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☒	Definitive Proxy Statement
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Cytek Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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CYTEK BIOSCIENCES, INC.
47215 Lakeview Boulevard
Fremont, California 94538
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2022
Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Cytek Biosciences, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 1, 2022 at 11:00 a.m. (Pacific Time). In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation, the Annual Meeting will be held virtually through a live webcast at www.virtualshareholdermeeting.com/CTKB2022. You will not be able to attend the meeting in person.
The Annual Meeting will be held for the following purposes:
1.
To elect each of our two nominees, Deborah Neff and Don Hardison, to our Board of Directors for a three-year term, to hold office until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/CTKB2022 and entering the 16-digit Control Number included in your Notice of Internet Availability, voting instruction form, or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 10:45 a.m. (Pacific Time) on June 1, 2022.
The record date for the Annual Meeting is April 4, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. For 10 days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters. To access the list beginning May 22, 2022 until the Annual Meeting, stockholders should email investors@cytekbio.com. Additionally, the list will be made available to stockholders during the meeting.
By Order of the Board of Directors

Valerie Barnett
Corporate Secretary
Fremont, California
April 14, 2022
You are cordially invited to attend the Annual Meeting online. Whether or not you expect to attend the Annual Meeting, please vote in advance by proxy over the telephone or the internet as instructed in these materials as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting virtually. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

CYTEK BIOSCIENCES, INC.
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
i

ii

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Cytek Biosciences, Inc. (sometimes referred to as the “Company,” “Cytek,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting (the “Annual Meeting”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 14, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card with a second notice but you will not receive paper copies of the proxy materials unless you specifically request the materials. Please follow instructions provided in the Notice if you would like to receive paper copies of the proxy materials free-of-charge.
How do I attend the annual meeting?
In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our stockholders and employees and facilitate stockholder participation, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/CTKB2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/CTKB2022.
You are entitled to attend the Annual Meeting if you were a stockholder as of the close of business on April 4, 2022, the record date, or hold a valid proxy for the meeting.
To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/CTKB2022 and enter the 16-digit Control Number included on your Notice, voting instruction form, or in the instructions that you received via email. If you are a beneficial stockholder, you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your proxy to vote.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start at approximately 10:45 a.m. (Pacific Time) on June 1, 2022. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first come, first served basis.
What if I cannot find my Control Number?
If you cannot locate your Control Number and you are a stockholder of record, you will be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/CTKB2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Annual Meeting.
Will a list of stockholders of record be made available?
A list of our stockholders of record as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/CTKB2022. In addition, for 10 days prior to the Annual Meeting, the list will be available for examination by any stockholder for a legally valid purpose at our corporate headquarters during regular business hours. To access the list beginning May 22, 2022 until the Annual Meeting, stockholders should email investors@cytekbio.com.

Where can we get technical assistance?
If you have difficulty accessing the meeting, technicians will be available to help you. A telephone number for technical assistance can be found at www.virtualshareholdermeeting.com/CTKB2022.
How do we ask questions of management and the Board at the Annual Meeting?
We plan to have a question and answer session at the Annual Meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the Annual Meeting as well as live during the Annual Meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.virtualshareholdermeeting.com/CTKB2022 after logging in with your Control Number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/CTKB2022.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 4, 2022 will be entitled to vote at the Annual Meeting. On the record date, there were 134,242,304 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If as of the close of business on April 4, 2022 your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or in advance by proxy. Whether or not you plan to attend the meeting, we urge you to vote in advance by proxy over the telephone or through the internet to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If as of the close of business on April 4, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and this Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may access the meeting at www.virtualshareholdermeeting.com/CTKB2022. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote at the Annual Meeting:
•
To elect each of our two nominees, Deborah Neff and Don Hardison, to the Board for a three-year term, to hold office until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal (Proposal 1); and

•	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “FOR” all the nominees to the Board or you may “WITHHOLD” your vote for any nominee you specify. You may vote “FOR” or “AGAINST” or ABSTAIN from voting on ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or in advance by proxy over the telephone, through the internet or by using the proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.
•
To vote prior to the Annual Meeting (until 11:59 p.m. (Eastern Time) on May 31, 2022), you may vote through the internet, by telephone or by completing a proxy card, which will be provided if you request a printed copy of the proxy materials.

•
To vote through the internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide your Control Number, which can be found on the Notice. Your internet vote must be received by 11:59 p.m. (Eastern Time) on May 31, 2022 to be counted.

•
To vote over the telephone, follow the instructions in the Notice or voting instruction form. You will be asked to provide your Control Number, which can be found on the Notice. Your telephone vote must be received by 11:59 p.m. (Eastern Time) on May 31, 2022 to be counted.

•
If you request printed copies of the proxy materials, a proxy card will be provided. You may vote by mail by completing, signing and dating the proxy card and returning it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote during the Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/
CTKB2022. You will need to enter the 16-digit Control Number found on the Notice.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from Cytek Biosciences, Inc.
•	To vote prior to the Annual Meeting, simply follow the voting instructions in the notice to ensure that your vote is counted.
•
To vote during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of our common stock you own as of the close of business on April 4, 2022.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote in advance or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of both director nominees and “FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the stock exchange rules, brokers, banks and other securities intermediaries that are subject to such stock exchange rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such stock exchange rules, but not with respect to “non-routine” matters. In this regard, Proposal 2 is considered a “routine” matter under applicable rules and interpretations, meaning that if you do not return voting instructions to your broker, broker, bank or other agent by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. However, Proposal 1 is considered to be “non-routine” under applicable rules and interpretations and we therefore expect broker non-votes to exist in connection with the proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under applicable rules and interpretations, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
Proposal 1: For the election of directors, the two director nominees receiving the most “FOR” votes from the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome.
Proposal 2: To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022, the holders of a majority of shares present virtually or represented by proxy and entitled to vote on the matter must vote “FOR” the proposal. If you ABSTAIN from voting, it will have the same effect as a vote “AGAINST” the proposal.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Broker non-votes will have no effect on the outcome of either Proposal 1 or 2. Abstentions will have no effect on the outcome of Proposal 1 but will be counted towards the vote total for Proposal 2 and will have the same effect as a vote “AGAINST” the proposal.
As a reminder, if you are a beneficial owner of shares held in street name, to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy. On the record date, there were 134,242,304 shares outstanding and entitled to vote. Thus, the holders of 67,121,153 shares must be present virtually or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. Your most current proxy is the one that is counted. If you are the stockholder of record, you may revoke your proxy in any one of the following ways:
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may submit another properly completed proxy card with a later date.
•
You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538, Attention: Corporate Secretary.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 15, 2022 to Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538, Attention: Corporate Secretary.
Our Bylaws provide that, for stockholder proposals that are not to be included in next year’s proxy materials to be considered at next year’s annual meeting, stockholders must give timely advance written notice thereof to our Corporate Secretary at Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538, Attention: Corporate Secretary. In order to be considered timely, notice of a proposal (including a director nomination) for consideration at the 2023 annual meeting of stockholders that is not to be included in next year’s proxy materials must be received by our Corporate Secretary in writing no earlier than the close of business on February 1, 2023 or later than the close of business on March 3, 2023. However, if our 2023 annual meeting of stockholders is not held between May 2, 2023 and July 1, 2023, the notice must be received (A) not earlier than the close of business on the 120th day prior to the 2023 annual meeting of stockholders, and (B) not later than the close of business on the later of the 90th day prior to the 2023 annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made. Any such notice to the Corporate Secretary must include the information required by our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Cytek’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 2, 2023.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, we will file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board presently has seven members, including Jack Ball, Theresa Cameron, Feng Deng, Gisele Dion, Vera Imper, Wenbin Jiang and Ming Yan. Mr. Feng’s and Ms. Cameron’s term of office expires on the date of the Annual Meeting.
The Board has nominated Deborah Neff and Don Hardison for election at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until his or her death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.
The following table sets forth the Class I nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting, their ages, independence, and position or office held with us as of March 31, 2022:
Name	Age	Independent(7)	Title
Class I director nominees(1)
Deborah Neff(2)	69	☑	Director Nominee
Don Hardison(3)	71	☑	Director Nominee
Class II directors(1)
Jack Ball*(4)(5)	75	☑	Director
Vera Imper, Ph.D.(6)	60	☑	Director
Ming Yan, Ph.D.	59		Chief Technology Officer and Director
Class III directors(1)
Gisele Dion(4)(5)	55	☑	Director
Wenbin Jiang, Ph.D.	58		Chief Executive Officer and Director
*	Lead independent director.
(1)
Class I director nominees are up for election at the Annual Meeting and will continue in office until the 2025 annual meeting of stockholders, Class II directors will continue in office until the 2023 annual meeting of stockholders and Class III directors will continue in office until the 2024 annual meeting of stockholders, in each case until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

(2)	If elected, Ms. Neff will become a member of the Audit Committee.
(3)	If elected, Mr. Hardison will become a member of the Compensation Committee and Nominating and Corporate Governance Committee.
(4)	Member of the Audit Committee.
(5)	Member of the Compensation Committee.
(6)	Member of the Nominating and Corporate Governance Committee.
(7)	As defined in the Nasdaq Stock Market (“Nasdaq”) and SEC rules, as applicable.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
Class I Director Nominees
Deborah Neff is a nominee to serve as a member of our Board. Since 2020, Ms. Neff has served as the Principal of DJN Consulting, LLC, an executive management, business strategy and operations consulting company. Prior to that, from 2017 to 2020, she served as Chief Executive Officer of Evanostics LLC, an early-stage, private biotechnology company. From 2014 to 2016, she served as the Chief Operating Officer of Complete Genomics Inc., a business unit of BGI-Shenzhen, a publicly-traded genomic sequencing and proteomic services company. From 2006 to 2013, she served as the Chief Executive Officer at Pathwork Diagnostics Inc., a privately-held molecular diagnostics company, and from 2003 to 2006, she served as the Chief Executive Officer at Predicant Biosciences, formerly a private biotechnology company. Ms. Neff also served as President of BD Biosciences, Inc., a global business segment of Becton Dickinson, from 1995 to 2003. Since October 2021, Ms. Neff has served as a director on the board of Atomo Diagnostics Limited, an Australian publicly-listed rapid diagnostics company, and served on the board of directors of Bio-Rad Laboratories, Inc. from 2011 to 2017. She serves on the board of directors of Guide Dogs for the Blind and also serves on the advisory boards of privately funded start-up companies Wainamics, Inc. and Partillion Bioscience Inc.
Ms. Neff holds a B.S. degree in Physiology from the University of California, Davis and completed graduate training and licensure in clinical laboratory science. She has attended executive business programs in finance, marketing and general management at Wharton, Stanford and Harvard Business Schools.
We believe that Ms. Neff’s extensive experience as an executive in the biotechnology industry and on the board of directors of publicly-traded biotechnology companies provides her with the qualifications and skills to serve as a director of our company.
Don Hardison is a nominee to serve as a member of our Board. From 2017 to February 2021, Mr. Hardison has served as the President, Chief Executive Officer and board member of Biotheranostics, Inc., a privately-held molecular oncology diagnostics company acquired by Hologic, Inc. in February 2021. From 2010 to 2016, Mr. Hardison served as President, Chief Executive Officer and board member of Good Start Genetics, Inc., a privately-held molecular diagnostics/information company. From 2007 to 2009, he served as Executive Vice President and Chief Operating Officer of Laboratory Corporation of America (LabCorp), a publicly-traded healthcare diagnostics company, and served as President, Chief Executive Officer and board member of Exact Sciences Corporation, a publicly-traded biotechnology company, from 2000 to 2007. Mr. Hardison also serves on the board of directors of HTG Molecular Diagnostics, a publicly-traded biotechnology company, since 2016, and BioPorto Diagnostics A/S, a publicly-traded medical technology company, and MDX Health SA, a publicly-traded molecular oncology company, since 2021. He also serves on the board of directors of and as an advisor to privately-held healthcare companies from time to time.
Mr. Hardison holds an A.B. degree in Political Science from the University of North Carolina at Chapel Hill.
We believe that Mr. Hardison’s extensive experience as an executive in the biotechnology industry and on the board of directors of publicly-traded biotechnology companies provides him with the qualifications and skills to serve as a director of our company.
Class II Directors
Jack Ball has served as a member of our Board since September 2018. Mr. Ball also serves as the President of Tyball Associates LLC and serves on the board of directors of Carterra, Inc., a biotechnology company, KromaTiD, Inc., a biotechnology company and NanoCellect Biomedical, Inc., a biotechnology company. From October 2010 to March 2021, Mr. Ball served on the board of directors of Swift Biosciences Inc., a biotechnology company. From September 2013 to December 2019, Mr. Ball served as Chief Executive Officer and a board member at Solulink Inc., a biotechnology company. From February 2006 to July 2011, Mr. Ball was Chief Commercial Officer at Accuri Cytometers, Inc., a medical instruments company, which was sold to Becton Dickinson & Co in March 2011. Prior to that, Mr. Ball was Chief Executive Officer at Amnis Corporation, a biotechnology company, Chief Commercial Officer at Molecular Probes, Inc., a biotechnology company, Senior Vice President and General Manager at Orchid Biosciences, a DNA testing services biotechnology company and President for North America at Amersham Biosciences Corp., a healthcare company. Mr. Ball holds a B.S. in Agriculture from the University of Georgia.

We believe that Mr. Ball’s extensive experience as executives in flow cytometry instrument and reagent companies provides him with the qualifications and skills to serve as a director of our company.
Vera Imper, Ph.D. has served as a member of our Board since December 2021. Dr. Imper served as Vice President and Head, Business Development of Roche Molecular Solutions from January 2018 to November 2021. Dr. Imper previously served as Vice President, Worldwide Business Development of Becton Dickinson Biosciences from May 2009 to October 2017. Dr. Imper holds a Ph.D. in Bioinorganic Chemistry, an M.S. in Physical and Organic Chemistry and a B.S. in Pharmacy and Biochemistry from University of Zagreb.
We believe that Dr. Imper’s extensive experience as an executive in the biotechnology industry provides her with the qualifications and skills to serve as a director of our company.
Ming Yan, Ph.D. has served as the Chief Technology Officer and a member of our Board since 2015. Dr. Yan is also a co-founder of our company. Dr. Yan has over 20 years of experience in research and development. Prior to joining our company, Dr. Yan held research and development positions at AT&T Bell Laboratories, a research and development division of AT&T Communications, a telecommunications company, Lawrence Livermore National Labs, a federal research facility, and BD Biosciences, a biotechnology company. Dr. Yan has published several research papers relating to laser spectroscopy and cell analysis in top peer-reviewed journals. He has over a dozen patents and pending patent applications for his innovations. Dr. Yan holds a B.S. in Physics from Fudan University and a Ph.D. in Electrical Engineering from the City University of New York.
We believe that Dr. Yan’s extensive experience in the biotechnology field, and in particular, with flow cytometry, provides him with the qualifications and skills to serve as a director of our company and as our Chief Technology Officer.
Class III Directors
Gisele Dion has served as a member of our Board since March 2021. Ms. Dion was the Senior Advisor to the Chief Financial Officer of Takeda Pharmaceutical Ltd., a pharmaceutical company, from March 2021 to June 2021. Prior to that, she served as the Senior Vice President, Chief Accounting Officer and Corporate Controller at Takeda Pharmaceutical Ltd. from January 2019 to March 2021. From January 2016 to January 2019, Ms. Dion was the Senior Vice President, Chief Accounting Officer and Corporate Controller at Shire Pharmaceuticals LLC, a biopharmaceutical company. From 2007 to January 2016, she served as Corporate Controller and Senior Director of Technical Accounting of Biogen Inc., a biotechnology company. Ms. Dion received a B.S. in Accounting and Management Information Systems from Fairfield University.
We believe that Ms. Dion’s extensive experience in finance and accounting provides her with the qualifications and skills to serve as a director of our company.
Wenbin Jiang, Ph.D. has served as our Chief Executive Officer and a member of our Board since December 2014. Dr. Jiang is also a co-founder of our company. In 1998, Dr. Jiang co-founded E2O Communications, Inc., a fiber optic subsystems manufacturing company, which was acquired by JDS Uniphase Corporation in 2004. Dr. Jiang is an inventor of 100 U.S. patents and an author of five book chapters and over 50 peer-reviewed technical papers. Dr. Jiang holds a B.S. in Physics and M.S. in Optics & Laser Physics from Fudan University and a Ph.D. in Electrical Engineering from University of California, Santa Barbara.
We believe that Dr. Jiang’s extensive experience as an executive in the technology industry provides him with the qualifications and skills to serve as a director of our company and as our Chief Executive Officer.
Required Vote
Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
The Nasdaq listing standards require that a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The standards provide that a director is independent if, in the opinion of that company’s board of directors, such person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. The Board annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, the Board considered, among other things, the relationships that each non-employee director or any of his or her family members has with our company, our senior management and our independent auditors; beneficial ownership of our common stock by each non-employee director; and transactions involving them described in the section titled “Transactions With Related Persons and Indemnification.”
Applying these standards, the Board has affirmatively determined that the following five current directors are independent directors within the meaning of the applicable Nasdaq listing standards: Jack Ball, Theresa Cameron, Feng Deng, Gisele Dion and Vera Imper. The Board has also affirmatively determined that the two director nominees, Deborah Neff and Don Hardison, are independent within the meaning of the applicable Nasdaq listing standards. The Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.
Board Leadership Structure
The Board is currently chaired by our President and Chief Executive Officer, Dr. Jiang. The Board has also appointed Mr. Ball as lead independent director.
Our Corporate Governance Guidelines provide that our Board shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the Nominating and Corporate Governance Committee shall periodically consider the leadership structure of our Board and make recommendations to the Board with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the chairperson is not an independent director, the Board may designate one of the independent directors as a “lead independent director.” The chairperson schedules and sets the agenda for meetings of the Board in consultation with the lead independent director, and the chairperson chairs such meetings.
Our Board believes that our stockholders and the company currently are best served by having Dr. Jiang, our Chief Executive Officer, serve as chairman of the Board and Mr. Ball serve as our lead independent director. Our Board believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Dr. Jiang’s executive leadership and operational experience, including familiarity with our business as a founder and Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that Dr. Jiang’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. Our Board believes that its independence and oversight of management is maintained effectively through this leadership structure, including the role and responsibilities of the lead independent director, the composition of the Board and sound corporate governance policies and practices.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us.
•
Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

•
Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

•	Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Diversity
The Board Diversity Matrix below provides the diversity statistics for our Board as of April 14, 2022:
Board Diversity Matrix
Total Number of Directors	7
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	3	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	1	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Meetings of the Board
The Board met four times during 2021. During 2021, each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the period in which he or she served as a director or committee member.

Information Regarding Committees of the Board
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
The following table provides membership and meeting information for 2021 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Jack Ball	Member	Chair	—
Theresa Cameron(1)	Member	—	Member
Feng Deng(2)	—	Member	Chair
Gisele Dion(3)	Chair	Member	—
Vera Imper(4)	—	—	Member
Total meetings in 2021(5)	2	4	2
(1)	Ms. Cameron was appointed to the Board on April 15, 2021. Ms. Cameron’s term on the Board expires on the date of the Annual Meeting.
(2)	Mr. Deng’s term on the Board expires on the date of the Annual Meeting.
(3)	Ms. Dion was appointed to the Board on March 31, 2021.
(4)
Dr. Imper was appointed to the Board on December 31, 2021 and to the Nominating and Corporate Governance Committee, effective March 1, 2022. Dr. Imper will serve as the chairperson of the Nominating and Corporate Governance Committee following the Annual Meeting.

(5)	The Board committees were constituted in connection with our initial public offering (“IPO”) in the third quarter of 2021.
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee evaluates the performance of and assesses the qualifications of our independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Audit Committee is composed of three directors: Ms. Dion (Chair), Ms. Cameron and Mr. Ball. Following the Annual Meeting, Ms. Cameron will no longer serve on the Board or the Audit Committee and, if elected, Ms. Neff will serve on the Audit Committee. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board has also determined that Ms. Dion qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Dion’s level of knowledge and experience based on a number of factors, including her formal education and experience in senior finance and accounting roles at public reporting companies. Ms. Dion does not currently serve on the audit committees of any other public company.

The Board has adopted a written Audit Committee charter that is available to stockholders on our website at https://investors.cytekbio.com.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Ms. Gisele Dion
Ms. Theresa Cameron
Mr. Jack Ball
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs, including:
•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•
review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administration of our equity compensation plans and other similar plans and programs.
The Compensation Committee is composed of three directors: Mr. Ball (Chair), Mr. Feng and Ms. Dion. Following the Annual Meeting, Mr. Feng will no longer serve on the Board or the Compensation Committee and, if elected, Mr. Hardison will serve on the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).
The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at https://investors.cytekbio.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the appropriate members of the Compensation Committee, our Chief Executive Officer, our Vice President of Human Resources and our General Counsel, as needed. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance evaluations and objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During 2021, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as compensation consultants. The Compensation Committee requested that Meridian:
•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Meridian was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Meridian developed recommendations that were presented to the Compensation Committee for its consideration.
The Compensation Committee generally makes adjustments to annual compensation, determines bonus and equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Evaluation of the performance of our Chief Executive Officer is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.
Equity Awards Committee
In 2021, the Board formed an Equity Awards Committee, currently composed of our Chief Executive Officer, General Counsel and Vice President of Human Resources, to which it delegated authority to grant, without any further action required by the Board or the Compensation Committee, stock options and/or restricted stock units to employees who are leveled below Vice President. The Compensation Committee is responsible for oversight of the Equity Awards Committee.
The purpose of this delegation of authority is to enhance the flexibility of our equity awards administration and to facilitate the timely grant of equity awards to newly-hired employees and to existing employees in connection with promotions outside the ordinary annual review process in circumstances where management has determined that additional individual incentives are appropriate. The Equity Awards Committee may not grant equity awards to acquire more than an aggregate of 1,000,000 shares of our common stock per year, and the number of shares underlying individual equity grants by the Equity Awards Committee is limited to a range based upon employee level, as approved by the Board or the Compensation Committee.
As part of its oversight function, the Compensation Committee reviews the list of grants made by the Equity Awards Committee on a quarterly basis. During 2021, the Equity Awards Committee exercised its authority to grant restricted stock units to purchase an aggregate of approximately 82,000 shares of our common stock to non-officer employees.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee in 2021 was at any time during 2021 or at any other time an officer or employee of Cytek or any of our subsidiaries. During 2021, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that had one or more executive officers who served on our Board or our Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve on our Board (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, making recommendations to the Board of candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and its committees and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Feng (Chair), Ms. Cameron and Dr. Imper. Dr. Imper was appointed by the Board to serve on the Nominating and Corporate Governance Committee, effective March 1, 2022. Following the Annual Meeting, Mr. Feng and Ms. Cameron will no longer serve on the Board or the Nominating and Corporate Governance Committee, Ms. Imper will serve as chairperson of the Nominating and Corporate Governance Committee and, if elected, Mr. Hardison will serve on the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website and https://investors.cytekbio.com.
Nominations Process and Director Qualifications
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of legal counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538, Attention: Corporate Secretary. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Additional information regarding the process and required information to properly and timely submit stockholder nominations for candidates for membership on our Board is set forth in our Bylaws and Corporate Governance Guidelines.
Communications with the Board
The Board, including a majority of the independent directors, has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538, Attention: Corporate Secretary. All communications are reviewed by our Corporate Secretary and provided to the members of the Board consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of the Board will not be provided to directors. Any communication that is not provided to directors is recorded in a log and made available to our Board. All communications directed to the Audit Committee in accordance with our Whistleblower Policy for Accounting and Audit Matters will be promptly and directly forwarded to the Audit Committee. This information is available on our website at https://investors.cytekbio.com.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at https://investors.cytekbio.com. If we make any substantive amendments to, or grant any waiver from a provision of, the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
In June 2021, the Board documented our governance practices by adopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed on our website at https://investors.cytekbio.com.
Prohibition on Hedging, Pledging, and Short Sales
To ensure alignment of the interests of our stockholders, our Insider Trading Policy prohibits short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our securities for all Cytek employees, directors and consultants, their respective family members and other household members, and all companies controlled by those covered by our Insider Trading Policy.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2019. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for services rendered relating to the fiscal years ended December 31, 2020 and 2021 by Deloitte & Touche LLP, our independent registered public accountant:
	Fiscal Year Ended
	2021	2020
	(in thousands)
Audit Fees(1)	$ 2,662	$ 2,164
Audit-related Fees(2)	25	25
Tax Fees(3)	331	109
All Other Fees(4)	2	2
Total Fees	$ 3,020	$ 2,300
(1)
Consists of fees billed for professional services rendered for (i) the audits of our annual financial statements and the reviews of our interim financial statements, which were included in the year to which the audit or review related; and (ii) the issuance of comfort letters and incremental audit fees required for publicly-filed financial statements necessitated by our IPO, which were included in 2020 and 2021.

(2)	Consists of fees billed for professional services associated with SEC registration statements and other documents filed with the SEC.
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning.
(4)	Consists of fees billed for subscriptions to an online accounting and financial reporting research assistance service.
All fees described above were pre-approved by the Audit Committee.
During the fiscal year ended December 31, 2021, no hours expended on our financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of non-audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
Required Vote
The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending December 31, 2022.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of March 31, 2022:
Name	Age	Position
Executive Officers
Wenbin Jiang, Ph.D.	58	President, Chief Executive Officer and Director
Ming Yan, Ph.D.	59	Chief Technology Officer and Director
Patrik Jeanmonod	56	Chief Financial Officer
Valerie Barnett	47	General Counsel and Corporate Secretary
Allen Poirson, Ph.D.	62	Senior Vice President, Marketing & Corporate Development
The executive officers serve at the discretion of our Board. There is no family relationship between any of our directors or executive officers and any of our other directors or executive officers.
For information regarding Drs. Jiang and Yan, please refer to Proposal No. 1, “Election of Directors,” above.
Patrik Jeanmonod has served as the Chief Financial Officer since November 2018. Prior to joining our company, Mr. Jeanmonod served as Vice President of Finance at Core Brands, LLC, an electronic manufacturing company, from 2013 to 2018. Mr. Jeanmonod held executive positions in finance at various companies, including three leading contract research organizations: Covance Inc., a pharmaceutical company, Bridge Pharmaceuticals, Inc., a drug development research organization, and Synteract, Inc., a contract research organization. Mr. Jeanmonod holds an M.S. in Business Management from the University of Geneva.
Valerie Barnett has served as the General Counsel since January 2021 and Corporate Secretary since April 2021. Ms. Barnett served as Vice President, Legal and Corporate Secretary at Dermira, Inc., a biopharmaceutical company focused on dermatologic diseases, from 2015 to 2020 until its acquisition by Eli Lilly and Company. Ms. Barnett also served as Associate General Counsel at Fluidigm Corporation, a biotechnology tools company, from 2011 to 2015. Prior to that, Ms. Barnett practiced law as a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati. Ms. Barnett holds a B.A. in Political Science from the University of California, Irvine and a J.D. from Cornell Law School.
Allen Poirson, Ph.D. has served the Senior Vice President, Marketing and Corporate Development since April 2021. Dr. Poirson also served as a member of our board of directors from August 2018 to March 2021. Immediately prior to joining Cytek’s operational team, Dr. Poirson was the Senior Vice President of Business Development at twoXAR, Inc, a biopharmaceutical company. Dr. Poirson also previously served as Chief Executive Officer and Chair of Sony Biotechnology Inc., a biotechnology company. Dr. Poirson’s domain expertise includes analytic instruments, computational biotechnology, medical devices, in vitro diagnostics, chemistry and software. Dr. Poirson has formal scientific training in neuroscience and has held research positions at Howard Hughes Medical Institute, a non-profit medical research organization and NASA, a federal aeronautics and space research agency. Dr. Poirson holds a B.A. and a Ph.D. in Psychology from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2022, by:
•	each of our named executive officers;
•	each of our directors and director nominees;
•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 134,315,315 shares of common stock outstanding as of March 31, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities that own five percent (5%) or more of our common stock listed in the table below is c/o Cytek Biosciences, Inc., 47215 Lakeview Boulevard, Fremont, California 94538.
	Beneficial Ownership
Beneficial Owner	Number of Shares of Common Stock	Percent of Total
Named Executive Officers and Directors
Wenbin Jiang(1)	8,007,534	6.0%
Ming Yan(2)	8,151,097	6.1%
Feng Deng(3)	4,760,510	3.5%
Patrik Jeanmonod(4)	326,963	*
Jack Ball(5)	42,999	*
Gisele Dion(6)	12,222	*
Vera Imper(7)	3,177	*
Theresa Cameron(8)	—	—
All executive officers and directors as a group (10 persons)(9)	21,434,562	15.9%
Director Nominees
Deborah Neff	—	—
Don Hardison	—	—
5% Stockholders
Entities affiliated with RA Capital Management(8)	13,139,327	9.8%
BC dcyto Limited(10)	9,686,865	7.2%
Entities affiliated with HHLR Advisors, Ltd.(11)	8,757,030	6.5%
Easy Prosperity Limited(12)	7,300,878	5.4%
*	Less than one percent of the outstanding shares of our common stock.
(1)	Consists of (i) 7,936,040 shares of common stock and (ii) 71,494 shares issuable pursuant to stock options exercisable and restricted stock units vesting within 60 days of March 31, 2022.
(2)	Consists of (i) 8,142,803 shares of common stock and (ii) 8,294 shares issuable pursuant to stock options exercisable and restricted stock units vesting within 60 days of March 31, 2022.
(3)
Based on our corporate records as of February 9, 2022. Consists of shares held by Northern Light Venture Capital V, Ltd. (“NLVC”). NLVC serves as the nominee for each of Northern Light Venture Fund V, L.P., Northern Light Strategic Fund V, L.P. and Northern Light Partners Fund V, L.P (together, the “NLVC V Funds”). Northern Light Partners V, L.P., a Cayman Islands exempted limited liability partnership, is the general partner of the NLVC V Funds. NLVC is the general partner of Northern Light Partners V, L.P.

Feng Deng, a member of our Board, is the controlling shareholder of NLVC and may be deemed to have voting and dispositive power with respect to the shares.
(4)	Consists of (i) 95,997 shares of common stock and (ii) 230,966 shares issuable pursuant to stock options exercisable and restricted stock units vesting within 60 days of March 31, 2022.
(5)	Consists of (i) 3,000 shares of common stock and (ii) 39,999 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022.
(6)	Consists of (i) 5,000 shares of common stock and (ii) 7,222 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022.
(7)	Consists of 3,177 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2022.
(8)
Based on information contained in a Schedule 13D/A filed by RA Capital Management, L.P. with the SEC on March 14, 2022. Consists of (i) 11,445,836 shares held by RA Capital Healthcare Fund, L.P. (the “Fund”), (ii) 1,185,767 shares held by RA Capital Nexus Fund II, L.P. (the “Nexus Fund II”), and (c) 507,724 shares held by a separately managed account (the “Account”). RA Capital Healthcare Fund GP, LLC is the general partner of the Fund and RA Capital Nexus Fund II GP, LLC is the general partner of the Nexus Fund II. The general partner of RA Capital Management, L.P. (“RA Capital”) is RA Capital Management GP, LLC, of which Dr. Peter Kolchinsky and Mr. Rajeev Shah are the controlling persons. RA Capital serves as investment adviser for the Fund, the Account, and the Nexus Fund II and may be deemed a beneficial owner, of any shares of common stock of Cytek Biosciences, Inc. held by the Fund, the Account, or the Nexus Fund II. The Fund and the Nexus Fund II have delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s and the Nexus Fund II’s portfolio, including the shares of common stock of Cytek Biosciences, Inc. Because the Fund and the Nexus Fund II have divested themselves of voting and investment power over such shares they hold and may not revoke that delegation on less than 61 days’ notice, the Fund and the Nexus Fund II disclaim beneficial ownership of such shares. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners of any shares of common stock of Cytek Biosciences, Inc. beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of such shares. The address for the entities affiliated with RA Capital Management is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Theresa Cameron, a member of our Board, is a Principal of the Adviser and may be deemed to have voting and dispositive power with respect to the shares.
(9)	Consists of (i) 20,996,133 shares of common stock and (ii) 438,429 shares issuable pursuant to stock options exercisable and restricted stock units vesting within 60 days of March 31, 2022.
(10)
Based on information contained in a Schedule 13G by 3E Bioventures Capital, L.P. filed with the SEC on February 17, 2022. Consists of 9,686,865 shares held by BC dcyto Limited (“BC dcyto”), of which 3E Bioventures Capital, L.P. (“3E Fund”) is the majority shareholder.. 3E Bioventures GP, L.P. (“3E General Partner”) is the general partner of 3E Fund. 3E Bioventures GP GP, LLC (“3E General Partner GP”) is the general partner of 3E General Partner. Qianye Karen Liu is the director of 3E General Partner GP. Accordingly, each of the aforementioned entities and Ms. Liu has voting and dispositive power over the shares and may be deemed the beneficial owner of such shares. The address of each of 3E Fund, 3E General Partner, 3E General Partner GP, BC dcyto and Qianye Karen Liu is P.O. Box 10008, Willow House, Cricket Square, Grand Cayman, KY1-1001, Cayman Islands.

(11)
Based on information contained in a Schedule 13G filed by HHLR Advisors, Ltd. with the SEC on February 14, 2022. Consists of (i) 2,100,000 shares held by funds managed by HHLR Advisors, Ltd. (“HHLR”) and (ii) 6,657,030 shares held by funds managed by Hillhouse Investment Management, Ltd. (“HIM”). HHLR acts as the sole investment manager of each of HHLR Fund, L.P. (“HHLR Fund”) and YHG Investment, L.P. (“YHG”). HHLR is deemed to be the beneficial owner of, and to control the voting and investment power of, the shares of common stock held by HHLR Fund and YHG. HIM acts as the sole management company of Hillhouse Focused Growth Fund V, L.P. (“HFV”). CTKBS Holdings Limited (“CTKBS”) is wholly owned by HFV. HIM is deemed to be the beneficial owner of, and to control the voting power of, the common stock held by CTKBS. HHLR and HIM are under common control and share certain policies, personnel and resources. Accordingly, each of HHLR and HIM has shared voting and dispositive power over the shares of common stock beneficially owned by each of HHLR and HIM. The address of each of HHLR and HIM is Office #122, Windward 3 Building, Regatta Office Park, West Bay Road, Grand Cayman, Cayman Islands, KY1-9006.

(12)
Based on our corporate records as of January 19, 2022. Consists of 7,300,878 shares of common stock. Ding Kui is the sole director of Easy Prosperity Limited (“EPL”). Shanghai Xincheng Investment Management Center (LLP) (“SXIMC”) is the sole shareholder of EPL. Ding Kui is the general partner of SXIMC. The address of Easy Prosperity Limited is Room 601, 6th Floor, Tai Tung Building, No. 8 Fleming Road, Wanchai, Hong Kong.

EXECUTIVE COMPENSATION
The following table shows for the fiscal years ended December 31, 2021 and 2020, compensation awarded to, paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers at December 31, 2021 (the “named executive officers”).
Summary Compensation Table for Fiscal 2021
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Wenbin Jiang, Ph.D. President and Chief Executive Officer	2021	375,131	163,687	4,250,000	29,684	4,848,186
	2020	241,487	100,770	69,097	10,867	422,221
Ming Yan, Ph.D. Chief Technology Officer	2021	352,146	134,451	2,125,000	28,180	2,667,957
	2020	241,487	88,174	17,274	10,867	357,802
Patrik Jeanmonod Chief Financial Officer	2021	292,865	106,492	2,125,000	13,179	2,550,715
	2020	241,193	88,066	25,048	10,854	365,161
(1)
Consists of payments pursuant to our 2020 and 2021 cash incentive bonus plan, respectively. The 2021 target bonuses for Dr. Jiang, Dr. Yan and Mr. Jeanmonod were 40%, 35% and 35% of each of their base salary, respectively. For 2021, the amounts reflect payout at approximately 108% of target bonus for each of Dr. Jiang and Dr. Yan and 103% of target bonus for Mr. Jeanmonod.

(2)
The amounts disclosed represent the aggregate grant date fair value of the stock options granted to our named executive officers during the applicable fiscal years under our 2015 Equity Incentive Plan (“2015 Plan”), computed in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the stock options are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K as filed with the SEC on March 17, 2022. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)	Consists of 401(k) matching contributions for each of the named executive officers and healthcare premiums for each of Dr. Jiang and Dr. Yan.
Base Salary
Base salary is an element of compensation that helps to attract and retain our named executive officers. We provide base salary as a fixed source of cash compensation to recognize each named executive officer’s day-to-day responsibilities. The 2021 annual base salaries were approved by the Compensation Committee in March 2021 to become effective in March 2021.
The 2020 and 2021 base salaries were as follows:
Named Executive Officer	2020 Base Salary	2021 Base Salary
Wenbin Jiang, Ph.D.	$241,487	$375,131
Ming Yan, Ph.D.	$241,487	$352,146
Patrik Jeanmonod	$241,193	$292,865
Cash Incentive Bonus Plan
Our named executive officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to achieve defined performance goals. The performance-based bonus each executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our Board or Compensation Committee establishes and is paid annually. The Compensation Committee reviews our performance and determines the actual bonus payout to be awarded to each of our eligible executive officers on an annual basis.
Equity Compensation
We believe that equity-based awards align the interests of our executive officers with those of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate executive officers, and encourages them to devote their best efforts to our business and financial success. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executive officers generally are awarded an initial new hire grant upon commencement of employment, as well as additional grants in subsequent years as may be approved by the Board or the Compensation Committee.

As of December 31, 2021, each of our named executive officers held stock options under our 2015 Plan and our 2021 Equity Incentive Plan (“2021 Plan”). All grants are subject to the general terms of the applicable plan and the applicable forms of award agreement thereunder.
Following our IPO, all equity awards granted to our named executive officers are made pursuant to the 2021 Plan. On the effective date of our IPO in July 2021, our named executive officers were granted stock options with an exercise price per share equal to the final price at which shares of our common stock were sold in the IPO. The options vest 25% after one year from the grant date and on a monthly basis thereafter over 36 months, subject to the continued service with us through each vesting date. The options have a maximum term of up to 10 years from the date of grant, subject to earlier expiration following the cessation of a named executive officer’s continuous service.
The specific vesting terms of each named executive officer’s equity awards outstanding as of December 31, 2021 are described below under “—Outstanding Equity Awards at December 31, 2021.”
Employment Agreements
Each of our named executive officers has executed our standard confidential information and invention agreement. Of our named executive officers, only Mr. Jeanmonod has entered into a formal offer letter setting forth the terms and conditions of his employment.
Severance Benefit Plan
In July 2021, we adopted an amended and restated Severance Benefit Plan (“Severance Plan”) to provide specified severance benefits to eligible executives, including our named executive officers, selected by us. The Severance Plan provides that if the employment of a “covered employee” is terminated outside the period beginning three months prior to the date of a “change in control” and ending on the one-year anniversary of the change in control, or the “change in control period,” by us without “cause” (as such terms are defined in the Severance Plan), the covered employee will receive the following benefits, subject to signing and not revoking a release and continued compliance with certain restrictive covenants and other agreements between us and the covered employee:
•	a lump sum payment equal to nine months of the covered employee’s base salary (in the case of our Chief Executive Officer) or six months (for our other named executive officers); and
•	payment of COBRA premiums for a period of nine months (in the case of our Chief Executive Officer) or six months (for our other named executive officers) following the date of such termination.
If, during the change in control period, a covered employee’s employment with us is terminated either (1) by us without “cause” or (2) by the covered employee for “good reason” (as such terms are defined in the Severance Plan), the covered employee will receive the following benefits, subject to signing and not revoking a release and continued compliance with certain restrictive covenants and other agreements between us and the covered employee:
•	a lump sum payment equal to 24 months of the covered employee’s base salary (in the case of our Chief Executive Officer) or 12 months (for our other named executive officers);
•	a lump sum payment equal to 100% of the covered employee’s target bonus for the applicable year of termination;
•	payment of COBRA premiums for a period of 24 months (in the case of our Chief Executive Officer) or 12 months (for our other named executive officers) following the date of such termination; and
•	vesting acceleration of 100% of the shares subject to the covered employee’s outstanding equity awards (with performance-based awards vesting at the target level).
Employee Benefits
All of our named executive officers are eligible to participate in our employee benefit plans, including our paid time off, medical, dental, vision, life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees.
401(k) Retirement Savings Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We have the ability to make matching and discretionary contributions to the 401(k) plan. Currently, we make matching contributions or discretionary contributions to the 401(k) plan up to a maximum of 4.5% of an eligible employee’s annual compensation. The 401(k) plan is intended to qualify as a tax-qualified retirement plan under the Code. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees and defer a portion of their compensation, within prescribed limits, on a pre-tax basis through payroll contributions to the 401(k) plan.
Outstanding Equity Awards at December 31, 2021
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2021:
	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)(2)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Wenbin Jiang, Ph.D. President and Chief Executive Officer	06/28/2017	06/28/2017	66,665	—	0.25	06/27/2022
	07/24/2020	07/24/2020	37,776	68,888	0.92	07/23/2030
	07/22/2021	07/22/2021	—	250,000	17.00	07/21/2031

Ming Yan, Ph.D. Chief Technology Officer	06/28/2017	06/28/2017	62,456	—	0.25	06/27/2022
	07/24/2020	07/24/2020	9,444	17,222	0.92	07/23/2030
	07/22/2021	07/22/2021	—	125,000	17.00	07/21/2031

Patrik Jeanmonod Chief Financial Officer	01/11/2019	10/15/2018	172,107	70,554	0.40	01/10/2029
	07/24/2020	07/24/2020	13,693	24,972	0.92	07/23/2030
	07/22/2021	07/22/2021	—	125,000	17.00	07/21/2031
(1)	Each of the equity awards was granted under our 2015 Plan.
(2)
The shares subject to each option award vest over a four-year period, with 25% of the total number of shares subject to the option vesting on the one-year anniversary of the vesting commencement date, and the balance of the shares vesting in 36 equal monthly installments thereafter, subject to continued service through each such vesting date.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2021 with respect to all of our equity compensation plans in effect as of such date:
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2015 Equity Incentive Plan	6,014,590	1.15	—
2021 Equity Incentive Plan	2,781,261	16.37	15,218,739
2021 Employee Stock Purchase Plan	—	—	2,000,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	8,795,851	5.96	17,218,739

DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by or paid to our non-employee directors during the fiscal year ended December 31, 2021. Each of Wenbin Jiang, our President and Chief Executive Officer, and Ming Yan, our Chief Technology Officer, is also a member of our Board, but did not receive any additional compensation for service as a director. The compensation earned by or paid to Dr. Jiang and Dr. Yan as named executive officers for the fiscal year ended December 31, 2021 is set forth under the section titled “Executive Compensation—Summary Compensation Table for Fiscal 2021.”
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(8)	All Other Compensation ($)	Total ($)
Jack Ball	24,350	—	—	24,350
Theresa Cameron(2)	13,750	—	—	13,750
Feng Deng(3)	—	—	—	—
Gisele Dion(4)	30,875	62,798	—	96,673
Vera Imper(5)	—	300,000	—	300,000
Andrew Levin(6)	—	—	—	—
Allen Poirson(7)	—	—	—	—
Jiecheng Zhang(6)	—	—	—	—
(1)
The amounts reported represent the aggregate grant date fair value of the option awards granted during the fiscal year ended December 31, 2021 under our 2015 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in Note 12 to our audited consolidated financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the non-employee director.

(2)	Ms. Cameron joined our Board in April 2021.
(3)	Mr. Deng elected to forego any compensation for Board services in 2021.
(4)	Ms. Dion joined our Board in March 2021.
(5)	Dr. Imper joined our Board in December 2021.
(6)	Dr. Levin and Mr. Zhang joined our Board in October 2020 and resigned from our Board in April 2021.
(7)	Dr. Poirson resigned from our Board in April 2021 and became our Senior Vice President, Marketing and Corporate Development.
(8)	The following table sets forth the aggregate number of shares underlying stock options held by each of our non-employee director as of December 31, 2021:
Name	Aggregate Number of Shares Underlying Stock Options Outstanding as of December 31, 2021
Jack Ball	39,999
Theresa Cameron	—
Feng Deng	—
Gisele Dion	13,333
Vera Imper	28,598
Cash Compensation
Our Board has adopted a policy for setting annual non-employee director compensation. Commencing October 1, 2021, each non-employee director will receive an annual cash retainer of $40,000 for serving on our Board and our lead independent director will receive an additional annual cash retainer of $30,000. The chairperson of the Audit Committee will receive an annual cash retainer of $20,000, and each other member of the Audit Committee will receive an annual cash retainer of $10,000. The chairperson of the Compensation Committee will receive an annual cash retainer of $15,000, and each other member of the Compensation Committee will receive an annual cash retainer of $7,500. The chairperson of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000, and each other member of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000. All annual cash compensation amounts will be payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated for any partial months of service.

Equity Compensation
Each new non-employee director who joins our Board will receive an option to purchase shares of common stock under the 2021 Plan having a grant date fair value for financial accounting purposes (computed in accordance with ASC, Topic 718) of $300,000 based on the Black-Scholes option-pricing model and an exercise price per share equal to the per share fair market value of the underlying common stock on the date of grant. One thirty-sixth of the shares subject to the option will vest on a monthly basis over the three-year period following the date of grant, subject to the non-employee director’s continuous service with us on each applicable vesting date.
On the date of each annual meeting of our stockholders following our IPO, each continuing non-employee director will receive an option to purchase shares of common stock under the 2021 Plan having a grant date fair value for financial accounting purposes (computed in accordance with ASC, Topic 718) of $160,000 based on the Black-Scholes option-pricing model and a per share exercise price equal to the per share fair market value of the underlying common stock on the date of grant. The shares subject to this option will vest upon the one-year anniversary of the grant date, subject to the non-employee director’s continuous service with us on the vesting date.
All then outstanding non-employee director options will vest upon a change in control of us, subject to the non-employee director’s continuous service with us through the date of our change in control.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Our Board has adopted a related party transaction policy setting forth the policies and procedures for the identification, review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”), any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and a related party were or will be participants and the amount involved exceeds $120,000, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness and guarantees of indebtedness. In reviewing and approving any such transactions, our Audit Committee will consider all relevant facts and circumstances as appropriate, such as the availability of other sources of comparable products or services, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction, management’s recommendation with respect to the proposed related party transaction and the extent of the related party’s interest in the transaction.
Certain Related Person Transactions
The following is a summary of transactions since January 1, 2020, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Director Compensation.”
Series D Preferred Stock Financing
In October 2020, we issued and sold to investors in a private placement an aggregate of 17,752,068 shares of our Series D redeemable convertible preferred stock in our Series D redeemable convertible preferred stock financing at a purchase price of $6.76 per share for aggregate cash proceeds of approximately $119.7 million. Each share of Series D preferred stock automatically converted into one share of our common stock upon completion of our IPO. The following table summarizes the Series D redeemable convertible preferred stock purchased by holders of more than 5% of our capital stock and entities affiliated with our directors.
Participants	Series D Preferred Stock	Total Purchase Price ($)
Entities affiliated with RA Capital Management(1)	6,657,028	44,999,982
CTKBS Holdings Limited	4,438,021	29,999,997
BC dcyto Limited, a BVI company	1,035,538	6,999,998
Northern Light Venture Capital V, Ltd.(2)	443,800	2,999,992
Wudaokou Capital	591,735	3,999,998
(1)
Consists of (i) 5,150,751 shares of Series D redeemable convertible preferred stock purchased by RA Capital Healthcare Fund, L.P., (ii) 998,553 shares of Series D redeemable convertible preferred stock purchased by RA Capital Nexus Fund II, L.P. and (iii) 507,724 shares purchased by Blackwell Partners LLC —Series A. Theresa Cameron, a member of our Board, is a Principal, Strategic Finance at RA Capital Management, LLC, the general partner of RA Capital Healthcare Fund, L.P. and RA Capital Nexus Fund II, L.P.

(2)
Feng Deng, a member of our Board, is the managing partner of Northern Light Venture Capital V, Ltd. and may be deemed to have voting and dispositive power with respect to the shares held by Northern Light Venture Capital V, Ltd.

Investors’ Rights Agreement
We are party to an Amended and Restated Investors’ Rights Agreement (“IRA”) with certain holders of our capital stock, including the holders of more than 5% of our outstanding capital stock, such as BC dcyto Limited, Easy Prosperity Limited, entities affiliated with HHLR Advisors, Ltd. and entities affiliated with RA Capital Management. The IRA provides certain holders of our common stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. As of December 31, 2021, the holders of up to 79,317,767 shares of our common were entitled to rights with respect to the registration of their shares under the Securities Act under the IRA.
Investment in DeepCyto
In November 2021, our wholly-owned Hong Kong subsidiary (“Cytek HK”) entered into a contract with Tianjin Deep Analysis Intelligent Technology Development Co., Ltd, a company incorporated under the laws of the People’s Republic of China (“DeepCyto”), pursuant to which Cytek HK invested RMB¥ 10,000,000 in consideration for the issuance of Series A shares of DeepCyto to Cytek HK, representing an ownership interest of approximately 3.3% (the “Investment”). An entity affiliated with Northern Light Venture Capital (“NLVC”) has a significant ownership interest in DeepCyto and has a representative serving on the DeepCyto board of directors. Feng Deng, a member of our Board, is the Founding Managing Partner of NLVC. Given the foregoing relationships, Mr. Deng may be considered to have an indirect material interest in the Investment.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. Additionally, our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board with discretion to indemnify our employees and other agents when determined appropriate by the Board.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Cytek Biosciences, Inc. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or our mailing agent, Broadridge Financial Solutions, Inc.
Direct your written request to:
Householding Department
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717
Tel: (866) 540-7095
Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Valerie Barnett
Corporate Secretary
April 14, 2022
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to:
Cytek Biosciences, Inc.
47215 Lakeview Boulevard
Fremont, California 94538
Attention: Corporate Secretary

SCAN TO
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CYTEK BIOSCIENCES, INC.
47215 LAKEVIEW BLVD.
FREMONT, CA 94538

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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D80598-P68925

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTEK BIOSCIENCES, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Deborah Neff
02) Don Hardison

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D80599-P68925

CYTEK BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 1, 2022 11:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder appoints Wenbin Jiang, Patrik Jeanmonod and Valerie Barnett, or any of them, as proxies, each with the power to appoint his/her substitute, and authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Cytek Biosciences, Inc. that the undersigned stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM PDT on June 1, 2022 at www.virtualshareholdermeeting.com/CTKB2022, and any adjournment or postponement thereof, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side